Exhibit 10.2

Gartner Operating Committee Members (U.S. Associates),

As a member of Gartner’s Operating Committee employed in the United States, you play a vital role in the overall success of our corporate performance. To that end, you have been asked to collaborate across organizational lines and make or support those decisions that build the total organization’s value. In recognition of this responsibility, you have the opportunity to participate in an executive benefits package intended to enhance the current benefits offered to you by Gartner.

These enhanced benefits include:

•	Enhanced severance policy

•	35 Paid Time Off days

•	$15,000 annual payment to purchase the perquisites of your choice (grossed up for tax purposes)

•	ERISA-excess program that allows you to contribute over the current 401(K) limits

•	Annual executive medical exam

Enhanced Severance Policy

     The role you play as a senior leader has a higher risk/reward than other roles. In order to ensure that you are focused on your responsibilities, we have included an enhanced severance policy as part of this package.

If you are terminated without Cause then you will be entitled to receive the following:

•	your current annual base salary and PTO accrued through your termination date (up to a maximum of 25 days per year) plus continued base salary for a period of twelve months following the termination date, payable in accordance with Gartner’s regular payroll schedule as in effect from time to time;

•	all options and other exercisable rights vested as of the termination date held by you shall remain exercisable for 90 days following your termination date;

•	reimbursement for COBRA premiums incurred ,minus the contribution paid by active associates, to continue group health benefits (or, at Gartner’s election, to obtain substantially similar health benefits through a third party carrier) for twelve months for you, your spouse and any eligible children, provided that you make the appropriate election; and

•	no other compensation, severance or other benefits, except only that this provision shall not limit any benefits otherwise available to you in the case of a Change in Control.

If you are terminated without Cause during the 12 month period following a Change of Control, then all outstanding equity awards shall vest in full and be immediately exercisable, and shall remain exercisable for 12 months following the termination date.

“Cause” means (i) yours failure to perform your assigned duties or responsibilities (other than a failure resulting from disability) in such a manner as to cause material loss, damage or injury to Gartner; (ii) gross negligence or serious misconduct by you in connection with the discharge of the duties of your position in such a manner as to cause material loss, damage or injury to Gartner; (iii) your use of drugs or alcohol in such a manner as to materially interfere with the performance of your assigned duties; or (iv) your being convicted of, or entering a plea of nolo contendere to, a felony. In each instance, the foregoing acts and omissions shall not constitute Cause unless and until you have been provided with written notice from Gartner describing your act or omission that otherwise would constitute Cause and your failure to remedy such act or omission within 30 days of receiving written notice.

“Change in Control” shall have the same meaning as in Gartner’s 2003 Long Term Incentive Plan.

Paid-Time-Off (PTO) Program

Gartner understands the importance of time away from work and how it results in a better frame of mind to provide outstanding results. As a senior leader of Gartner, you will be eligible for the highest level of PTO days, 35 days.

If your employment should terminate, you will be paid for any unused PTO up to a maximum of 25 days. The rate is based on your base salary only.

Annual Lump-Sum Payment

Under the executive benefit program, Gartner will pay you an annual lump sum payment of $15,000 from which you can choose to purchase the perquisites of your choice. For US taxpayers, this amount shall be grossed-up. In other words, you will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all income and payroll taxes imposed on the benefit payment and the Gross-Up Payment, you will retain the same amount on an after tax basis with respect to the benefit payment due that you would have retained had no such tax been imposed. In all cases, you are responsible for paying your own taxes.

ERISA-Excess Program

This program allows you to contribute in excess of current 401(k) limits into a non-qualified plan set up by Gartner.

Executive Health Exam

You are eligible for an annual preventive physical examination by Executive Health Exams International (EHE). There are EHE facilities located in New York and in Stamford. You will be contacted by EHE to set up your appointment at your convenience. For US taxpayers, the fees or premiums paid on your behalf in regard to this benefit shall be grossed-up. In other words, you will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all income and payroll taxes imposed on the benefit payment and the Gross-Up Payment, you will retain the same amount on an after tax basis with respect to the benefit payment due that you would have retained had no such tax been imposed. In all cases, you are responsible for paying your own taxes.

In Conclusion

These benefits are being offered to you to supplement the current benefits package offered to all associates. You are not required to take these additional benefits. You choose which are the most appropriate given your individual requirements.

The receipt of these benefits is contingent upon your signature below. By signing below, you hereby agree that these shall be the only benefits, including but not limited to severance benefits, (other than those benefits offered to all Gartner associates) that you shall be entitled to, and that any and all other benefits or arrangements, whether oral or in writing, previously existing between you and Gartner have been superceded and extinguished by this Program.

Yours truly,

Gartner, Inc.

By:
Title:

Acknowledged

By:
Name: